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                                                                       EXHIBIT 5

                           [OGILVY RENAULT LETTERHEAD]


QUEBECOR WORLD INC.
612 Saint-Jacques Street
Montreal, Quebec
H3C 4M8

                                                              November 15, 2000

Ladies and Gentlemen:

Reference is made to the Registration Statement Form S-8 ("REGISTRATION STATEMENT") of Quebecor World Inc. (the "COMPANY") related to the registration of 2,000,000 Subordinate Voting Shares, without par value ("SUBORDINATE VOTING SHARES"), which are to be offered pursuant to the Quebecor World USA Employee Stock Purchase Plan (the "PLAN").

We have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matter of fact and law as we have deemed necessary to render this opinion.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Subordinate Voting Shares subject to the Plan have been duly authorized by the Company and that, when purchased in accordance with the Plan, will be validly issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                      Very truly yours,

                                                  /s/ OGILVY RENAULT